EXHIBIT 10.5

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment, entered into on September 30, 2022, and effective as of November 1, 2022 (the “Amendment”), to the Employment Agreement, effective as of January 8, 2019 (the “Employment Agreement”), by and between PyraMax Bank, FSB, a federal savings bank with its main office in Greenfield, Wisconsin (the “Bank”), and Thomas Peterson (“Executive”).  Any reference to the “Company” shall mean 1895 Bancorp of Wisconsin, Inc., the Maryland holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed under the Employment Agreement as Senior Vice President and Chief Lending Officer of the Bank; and

WHEREAS, effective November 1, 2022 (the “Amendment Effective Date”), the Executive’s new position, title and responsibilities is as Senior Vice President – Commercial Lending Officer of the Bank; and

WHEREAS, the parties agree to amend the Agreement to reflect the Executive’s new position, title and responsibilities; and

WHEREAS, pursuant to Section 14 of the Agreement, the Agreement may be modified by an instrument in writing signed by the parties to the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

Section 1.  Amendment to the Agreement.  Notwithstanding anything in the Agreement to the contrary, as of the Amendment Effective Date, the following changes shall be made to the Agreement as if set forth therein:

(a)
Section 1 of the Agreement is hereby revised to indicate that Executive’s position is “Senior Vice President and Commercial Lending Officer.” All references in the Agreement to “Senior Vice President and Chief Lending Officer” of the Bank are hereby amended and replaced with “Senior Vice President – Commercial Lending Officer” of the Bank;

(b)
Section 2(a) of the Agreement is hereby revised to reflect that the term of the Agreement shall be for a period of eighteen (18) months from the Effective Date set forth in the Agreement and shall be non-renewing;

(c)
Section 2(d) of the Agreement is hereby revised to reflect that Executive shall devote approximately twenty (20) hours per week to the faithful performance of his duties as Senior Vice President and Commercial Lending Officer;

(d)
Section 3(a) of the Agreement is hereby revised to reflect the Executive’s annualized rate of Base Salary for the remainder of the Agreement shall be One Hundred Ten Thousand Dollars ($110,000). For these purposes, Executive shall receive fifty percent (50%) of the full time pay previously credited for Bank holidays;

(e)
Section 3(c) of the Agreement is hereby revised to reflect that the Executive shall no longer receive paid health care coverage from the Bank but may be eligible for COBRA health care continuation coverage, to the extent otherwise eligible to Executive and/or his family;

(f)
Section 3(d) of the Agreement is hereby revised to reflect that Executive’s future paid time off shall be pro-rated to reflect his reduced hours of employment.  For calendar year 2023, Executive shall be entitled to 132 hours of paid time off, subject to reduction to the extent Executive works for less than 12 months in 2023;

(g)	Section 4(c) of the Agreement shall be deleted in its entirety;
(h)
Section 5(c) of the Agreement is hereby revised to provide that the lump sum cash payment to which Executive would be entitled thereunder is equal to “one and one-half times the sum of (i) Executive’s rate of Base Salary at the time of the Change in Control and (ii) one half of the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control.”; and

(i)	Section 5(d) of the Agreement shall be deleted in its entirety.

Section 2.  Acknowledgement.  By executing and agreeing to this Amendment, Executive hereby acknowledges and agrees that the change in Executive’s title, duties and responsibilities, and reduction in Base Salary and benefits, as each is set forth in Section 1 above, which changes are effective as of the Amendment Effective Date, do not constitute a “Good Reason” for Executive’s resignation under Sections 4(a) of the Agreement, and do not entitle Executive to the payments and benefits set forth in Section 4(b) of the Agreement.

Section 3.  Continuation of Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.

Section 5.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

ATTEST:	PYRAMAX BANK, FSB
/s/ Monica Baker	/s/ Darrell Francis
Monica Baker Secretary	Darrell Francis Chairman of the Board

ATTEST:	1895 BANCORP OF WISCONSIN, INC.
/s/ Monica Baker	/s/ Darrell Francis
Monica Baker Secretary	Darrell Francis Chairman of the Board

WITNESS:	EXECUTIVE:
/s/ Monica Baker	/s/ Thomas Peterson
Monica Baker Secretary	Thomas Peterson